Exhibit 99.1

News Release
Investor Relations:
Randy Scherago
GeoEye
(703) 480-6325
scherago.randy@geoeye.com

GeoEye, Inc. Declares Dividend of
Preferred Stock Purchase Rights
HERNDON, VA, June 9, 2011 /PRNewswire/ — GeoEye, Inc. (NASDAQ: GEOY), a leading source of geospatial information and insight announced that its Board of Directors has adopted a Shareholder Rights Plan. Under the plan, one preferred stock purchase right will be distributed for each share of common stock held by stockholders of record on June 22, 2011.
The rights plan has a one year term. It is intended to enable all of the Company’s stockholders to realize the long-term value of their investment in the Company by guarding against inadequate or unsolicited takeover offers. The rights are not being distributed in response to any specific effort to acquire control of the Company. The rights are designed to ensure that the Board of Directors has sufficient time to consider any proposal and make sure that all stockholders receive fair and equal treatment in the event of any proposed takeover of the Company. In addition, the rights plan will guard against partial tender offers, open market accumulations and other coercive tactics aimed at gaining control of the Company without paying all stockholders a full control premium for their shares.
Subject to certain exceptions, the rights will be exercisable if a person or group of affiliated or associated persons acquires 20% or more of the Company’s common stock or announces a tender offer for 20% or more of the common stock. In the case of a tender offer, the Board may determine a later date for the exercise of the rights unless the person or group that announced the tender offer acquires 20% or more of the Company’s common stock. Under certain circumstances, each right will entitle stockholders to buy one one-thousandth of a share of newlycreated Series B Junior Participating Preferred Stock of the Company at an exercise price of $175.00. The Company’s Board of Directors will be entitled to redeem the rights at $0.001 per right at any time before a person or group has acquired 20% or more of the outstanding common stock. The rights will expire on June 7, 2012, subject to the Company’s right to extend such date, unless earlier redeemed or exchanged by the Company or terminated.
Subject to limited exceptions, if a person or group acquires 20% or more of the outstanding common stock of the Company or announces a tender offer for 20% or more of the common stock (we refer to such a person or group as an “acquiring person”), each right will entitle the right holder to purchase, at the right’s then-current exercise price, a number of shares of common stock having a market value at that time of twice the right’s exercise price. Rights held by the acquiring person will become void and will not be exercisable. If the Company is acquired in a merger or other business combination transaction that has not been approved by the Board of Directors after the rights become exercisable, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring company’s common stock having a market value at that time of twice the right’s exercise price.
The dividend distribution to establish the new rights plan will be payable to stockholders of record on June 22, 2011. The rights distribution is not taxable to stockholders. Further details about the rights plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.
About GeoEye, Inc.
GeoEye is a leading source of geospatial information and insight for decision makers and analysts who need a clear understanding of our changing world to protect lives, manage risk, and optimize resources. Each day, organizations in defense and intelligence, public safety, critical infrastructure, energy and online media rely on GeoEye’s imagery, tools and expertise to support important missions around the globe. Widely recognized as a pioneer in high-resolution satellite imagery, GeoEye has evolved into a complete provider of geospatial intelligence solutions. GeoEye’s ability to collect, process and analyze massive amounts of geospatial data allows our customers to quickly see precise changes on the ground and anticipate where events may occur in the future. GeoEye is a public company listed on NASDAQ as GEOY and is headquartered in Herndon, Virginia with more than 700 employees worldwide. Learn more at www.geoeye.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those described in “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2010, which we filed with the Securities and Exchange Commission (“SEC”) on March 15, 2011, and our Quarterly Report on Form 10-Q for the period ended March 31, 2011, which we filed with the SEC on May 10, 2011. Copies of all SEC filings may be obtained from the SEC’s EDGAR Web site, http://www.sec.gov, or by contacting: William L. Warren, Executive Vice President, General Counsel and Secretary, at 703- 480-5672.
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